Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

MetaSolv, Inc.

We consent to the use of our report dated March 28, 2005, with respect to the consolidated balance sheet of MetaSolv, Inc. as of December 31, 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the two-year period ended December 31, 2004, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/KPMG LLP

Dallas, Texas

February 20, 2006